Exhibit 107
Calculation of Filing Fee Tables
Schedule 14A
(Form Type)

Nuveen Churchill Private Credit Fund
(Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee
Fees to be Paid	$210,587,978.00	(1)	$0.00015310	$32,241.02	(2)
Fees Previously Paid	$—			—
Total Transaction Value	$210,587,978.00			$32,241.02
Total Fees Due for Filing				$32,241.02
Total Fees Previously Paid				—
Total Fee Offsets				—
Net Fee Due				—

(1)	In accordance with Exchange Act Rule 0-11, the proposed maximum aggregate value of the transaction estimated solely for the purposes of calculating the filing fee was calculated, as of November 8, 2024, based on the net asset value of Nuveen Churchill Private Credit Fund (“NCPCF”) as of July 31, 2024, as disclosed in NCPCF’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2024.
(2)	In accordance with Section 14(g) of the Exchange Act and Exchange Act Rule 0-11, the filing fee was determined as the product of the proposed maximum aggregate value of the transaction as calculated in note (1) above multiplied by 0.00015310.